AGREEMENT

COME NOW, Shepherd’s Finance, LLC, a Delaware limited liability company registered to do business in the state of Florida (“Lender”), Lex Partners II, LLC, a Florida limited liability company (“Lex”) (Lex is hereafter referred to as the “Borrower”), along with 1333 Vista Drive LLC, LLC, a Florida limited liability company (“Buyer”), who hereby state and agree as follows:

WHEREAS, Lender previously provided a first mortgage construction loan financing to the Borrower of that certain real property located at 1333 Vista Drive, Sarasota FL 34239, legally described per the attached Exhibit “A” (the “Vista Property”), as more fully described in the promissory note, construction loan agreement, mortgage, and other loan documents related to this Loan (the “Vista Loan”);

WHEREAS, Lex has executed and delivered to Buyer a deed to the Vista Property;

WHEREAS, Lex and Buyer have formed a joint venture or other business arrangement to jointly complete the construction of the home on the Vista Property;

NOW, THEREFORE, the parties do hereby stipulate and agree as follows:

1.	The above recitals to this Agreement are fully incorporated herein by this reference thereto with the same force and effect as though restated herein.

2.	Buyer acknowledges that after its purchase of the Vista Property that the Vista Loan shall still be in the name of Lex, as the Borrower. Buyer acknowledges and authorized Lender to continue to advance funds to Buyer, Lex or the general contractor on the job per the terms of the original loan documents forming the Vista Loan. Buyer acknowledges he will be enriched by the advances made to pay for ongoing construction of the single family residence on the Vista Property.

3.	At the closing of the Buyer’s purchase of the Vista Property, Buyer and Lex shall cause all past due interest to be paid current. As of June 10, 2016, the amount of past due interest is $130,985.43, with a per diem amount thereafter equal to $1,185.44.

4.	At said closing, Buyer shall further enter into a separate Interest Escrow Account Agreement, and in so doing, deposit the sum of $96,553.08 into an interest account, said funds to be applied to interest accruing on the Vista Loan subsequent to the closing. This amount of interest approximately equals three (3) months of interest, although the actual amount of interest shall vary based on the principal amount due and the actual interest rate. Upon demand the Buyer shall pay interest installments up to a total of an additional $57,873.76 once the interest escrow has been exhausted. These payments shall be made by check, and if not, by reverse ACH hereby authorized by Buyer. If more interest is due after the interest escrow is exhausted and the above interest payments from Buyer are used, Lender shall be authorized to receive interest payments from Lex. Failure by Lex to make interest payments to Lender in accordance with the Vista Loan documents will result in the loan defaulting, and Lender will act accordingly.

Entered into the above stated date by and between:

LEX PARTNERS II, LLC

By:	/s/ Steven Hanson
Print Name:	Steven Hanson
Manager

1333 VISTA DRIVE, LLC

By:	/s/ Dennis Nickerson
Print Name:	Dennis Nickerson
Manager

SHEPHERDS’S FINANCE, LLC

By:	/s/ Daniel M. Wallach
Print Name:	Daniel M. Wallach
Manager

1